Exhibit 99.1


                Weyco Reports Third Quarter Sales and Earnings

    MILWAUKEE, Nov. 1 /PRNewswire-FirstCall/ -- Weyco Group, Inc.
(Nasdaq: WEYS), today announced financial results for the quarter ended September 30, 2004.

    Third Quarter Highlights:

     -- Diluted earnings per share increased 25% to $0.74 compared with $0.59 in 2003.

     -- Net sales increased 12% to $55.8 million compared with $49.8 million in 2003.

         Sales in the Company's wholesale division increased 14% to $49.3 million compared with $43.1 million in 2003, with all three of the company's major brands generating growth in the quarter. Florsheim, Nunn Bush, and Stacy Adams increased 24%, 5%, and 19%, respectively.

         Licensing revenue increased 11% to $881,000 compared with $796,000 in 2003. The Company also recently signed a licensing agreement with Aquarius, Ltd. to manufacture and market Florsheim belts and small leather goods in the U.S.

         Retail sales decreased 4% to $5.6 million compared with $5.9 million in 2003. Same store sales were down 1% primarily as a result of declines in the Company's seven Florida stores, which were adversely affected by the hurricanes that hit Florida during the quarter. The Company's other same store sales were up slightly. The remaining decline in retail sales were due to the effect of closing three stores earlier in 2004, which was partially offset by the opening of one new store on July 31, 2004.

     -- Operating earnings increased 37% to $7.1 million or 12.6% of net sales, compared with $5.2 million or 10.3% of net sales in 2003. The increase in operating earnings resulted from a 160 basis point increase in overall gross margins and a decrease in operating expenses as a percent of sales of 0.7%. The increase in gross margins was primarily due to changes in product mix.

     -- Earnings before income taxes increased 44% to $7.1 million or 12.7% of net sales, compared to $4.9 million or 9.9% of net sales in 2003. The increase in earnings before income taxes was greater than the increase in operating earnings because of lower interest expense.

     -- Net earnings increased 25% to $4.4 million or 7.8% of net sales, compared to $3.5 million or 7.0% of net sales in 2003. Net earnings growth was lower than the increase in earnings before taxes because the tax rate was 38.2% this year versus 28.5% in 2003, as a result of a favorable tax settlement in 2003.


    "We are extremely pleased with our results for the third quarter in which all of our major brands experienced solid increases," stated Tom Florsheim, Jr., Chief Executive Officer, Weyco Group, Inc. "Our performance reflects the Company's ability to target different segments of the men's footwear market and achieve meaningful growth in each segment.
    "In the third quarter, our Florsheim brand growth was driven by a strong reception to new product, as well as the addition of a major new department store group. While a portion of these sales are 'pipeline fill' to new customers, we are generally encouraged by the level of sell through received so far. Our focus with Florsheim has been to update the product mix and open new distribution that fits with Florsheim's quality and heritage, and we are making good progress toward both ends.
    "Stacy Adams continues to benefit from the overall trend towards dressing up, as well as the brand's continued momentum in its licensed products which also had double digit growth. The success that Stacy Adams has experienced in apparel and accessories has enabled the brand to position itself as a leader in its lifestyle segment, and has helped spur additional footwear sales.
    "Nunn Bush continues to strengthen its position as a major player in men's moderately priced branded footwear. Nunn Bush sales increases were primarily driven by demand for our Comfort Gel product, as well as our traditional dress shoe business."
    Weyco Group will host a conference call on Tuesday, November 2, at 11:00 a.m. Eastern Time to discuss the third quarter 2004 financial results in more detail. To participate in the call please dial (800) 299-0433, referencing passcode #35598062, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing (888) 286-8010, referencing passcode #96322569.
Alternatively, the conference call and replay will be available by visiting the investor relations section of WEYCO Group's website at http://www.weycogroup.com .
    On October 1, 2004, the Company paid a regular quarterly dividend of $0.11 per share to shareholders of record September 1, 2004.
    Weyco Group, Inc., designs and markets moderately priced and better-grade men's branded footwear for casual, fashion, and dress lifestyles. The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, Nunn Bush NXXT, Brass Boot, Stacy Adams and SAO by Stacy Adams. The Company also operates a small number of retail stores in the U.S. and Europe.
    This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions;
(ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.


     WEYCO GROUP, INC. AND SUBSIDIARIES
     CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
     (Unaudited)


               Three Months ended September 30  Nine Months ended September 30

                          2004         2003         2004         2003

     NET SALES         $55,841,100  $49,817,256 $167,370,829 $161,197,464

     COST OF SALES      35,866,719   32,774,309  107,967,795  106,355,797
       Gross earnings   19,974,381   17,042,947   59,403,034   54,841,667

     SELLING AND
      ADMINISTRATIVE
      EXPENSES          12,919,417   11,887,045   37,502,695   36,128,815
       Earnings from
        operations       7,054,964    5,155,902   21,900,339   18,712,852

     INTEREST INCOME       119,460      131,378      360,466      403,346

     INTEREST EXPENSE     (101,923)    (421,998)    (368,261)  (1,084,350)

     OTHER INCOME
      AND EXPENSE, net      (2,268)      43,692      (45,401)     241,764
       Earnings before
        provision for
        income taxes     7,070,233    4,908,974   21,847,143   18,273,612

     PROVISION FOR
      INCOME TAXES       2,700,000    1,400,000    8,350,000    6,500,000
       Net earnings     $4,370,233   $3,508,974  $13,497,143  $11,773,612

     WEIGHTED AVERAGE
      SHARES OUTSTANDING
       Basic             5,725,533    5,700,959    5,675,568    5,693,346
       Diluted           5,903,247    5,903,141    5,856,138    5,881,725

     EARNINGS PER SHARE
       Basic                  $.76         $.62        $2.38        $2.07
       Diluted                $.74         $.59        $2.30        $2.00

     CASH DIVIDENDS
      PER SHARE               $.11         $.10         $.32         $.28




                      WEYCO GROUP, INC. AND SUBSIDIARIES
              CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
                                   ASSETS
                                                  September 30    December 31
                                                       2004           2003

     CURRENT ASSETS:
       Cash and cash equivalents                   $5,865,563     $9,091,567
       Marketable securities                          940,560      4,206,100
       Accounts receivable, net                    38,145,332     29,900,197
       Accrued income tax receivable                       --        228,074
       Inventories - finished shoes                52,234,327     43,727,578
       Deferred income tax benefits                 2,162,417      2,483,037
       Prepaid expenses and other current assets    1,109,380        968,264
         Total current assets                     100,457,579     90,604,817

     MARKETABLE SECURITIES                          9,835,260      6,273,638

     OTHER ASSETS                                  13,728,082     13,750,574

     PLANT AND EQUIPMENT                           40,177,966     40,914,250
       Less - Accumulated depreciation             11,840,007     11,224,993
                                                   28,337,959     29,689,257
     TRADEMARK                                     10,867,969     10,867,969
                                                 $163,226,849   $151,186,255


                         LIABILITIES & SHAREHOLDERS' INVESTMENT
     CURRENT LIABILITIES:
       Short-term borrowings                      $26,956,972    $27,944,830
       Accounts payable                             6,449,669      7,465,606
       Dividend payable                               630,022        563,642
       Accrued liabilities                          7,289,485      8,279,846
       Accrued income taxes                         1,480,526             --
         Total current liabilities                 42,806,674     44,253,924

     LONG-TERM PENSION LIABILITY                    3,242,128      3,077,285

     DEFERRED INCOME TAX LIABILITIES                4,904,789      5,009,158

     SHAREHOLDERS' INVESTMENT:
       Common stock                                 5,728,225      5,630,418
       Other shareholders' investment             106,545,033     93,215,470
                                                 $163,226,849   $151,186,255



                      WEYCO GROUP, INC AND SUBSIDIARIES

               CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (Unaudited)

                                                       2004           2003
     CASH FLOWS FROM OPERATING ACTIVITIES:

     Net earnings                                 $13,497,143    $11,773,612
     Adjustments to reconcile net
      earnings to net cash
      provided by operating activities -
       Depreciation                                 2,003,050      1,643,335
       Amortization                                    66,962        140,265
       Deferred income taxes                          216,251       (443,000)
       Deferred compensation expense                   37,800        147,969
       Pension expense                                534,720        610,000
       Loss (Gain) on sale of assets                  116,174        (25,819)
       Increase in cash surrender vale of
        life insurance                               (306,000)      (279,000)
     Changes in operating assets and liabilities -
       Accounts receivable                         (8,245,135)    (2,196,389)
       Inventories                                 (8,506,749)     6,424,915
       Prepaids and other current assets             (141,116)       244,696
       Accounts payable                            (1,015,937)    (5,515,193)
       Accrued liabilities and other               (1,287,958)       634,247
       Accrued income taxes                         1,708,600        770,838
         Net cash (used for) provided by operating
          activities                               (1,322,195)    13,930,476

     CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchase of marketable securities           (4,260,081)    (3,400,000)
       Proceeds from maturities of marketable
        securities                                  3,957,915      4,499,248
       Purchase of plant and equipment               (928,955)    (8,379,073)
       Proceeds from sales of plant and equipment     230,706         37,623

         Net cash used for investing activities    (1,000,415)    (7,242,202)

     CASH FLOWS FROM FINANCING ACTIVITIES:
       Cash dividends paid                         (1,750,137)    (1,594,878)
       Shares purchased and retired                        --       (212,102)
       Proceeds from stock options exercised        1,834,601        449,363
       Net (repayments) borrowings under
        revolving credit agreement                   (987,858)    (2,839,719)
         Net cash used for financing activities      (903,394)    (4,197,336)

       Net (decrease) increase in cash and cash
        equivalents                                (3,226,004)     2,490,938

     CASH AND CASH EQUIVALENTS at
      beginning of period                          $9,091,567     $7,301,104

     CASH AND CASH EQUIVALENTS at end of period    $5,865,563     $9,792,042

     SUPPLEMENTAL CASH FLOW INFORMATION:
       Income taxes paid, net of refunds           $6,413,534     $5,694,925
       Interest paid                                 $335,763       $916,603

SOURCE  Weyco Group, Inc.
    -0-                             11/01/2004
    /CONTACT: John Wittkowske, Senior VP and CFO of WEYCO Group, Inc., +1-414-908-1880; or Rob Damron, Managing Director of 21st Century Equity Advisors, +1-414-224-1668/
    /Web site:  http://www.weycogroup.com /
    (WEYS)

CO:  Weyco Group, Inc.
ST:  Wisconsin
IN:  REA HOU
SU:  ERN SLS CCA